Exhibit (a)(2)

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXCHANGE OFFER FOR

ITS 5.00% CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, OCTOBER 23, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence an offer to exchange shares of its common stock for any and all of its outstanding 4,600,000 shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005) (CUSIP Nos. 165167867 and 165167859).

The number of shares of common stock to be exchanged for each share of Preferred Stock (the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on Friday, November 16, 2007 (the “Pricing Date”) on the basis of the applicable pricing formula set forth herein, and publicly announced prior to the opening of trading on Monday, November 19, 2007. The Exchange Ratio will equal the sum of (i) 3.50 shares of common stock and (ii) a number of additional shares of common stock equal to $27.60 divided by the arithmetic daily volume-weighted average price of our common stock, over a trading period beginning on November 2, 2007 and ending on the Pricing Date. The Exchange Ratio will be subject to a maximum of 4.3903 shares of common stock and a minimum of 4.0872 shares of common stock per share of Preferred Stock.

The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, November 20, 2007, unless extended or earlier terminated by Chesapeake. Holders may withdraw tendered shares of Preferred Stock at any time before the exchange offer expires, or, if not previously returned, a holder may withdraw any tendered shares of Preferred Stock that are not accepted by Chesapeake on or before December 20, 2007. The tender and withdrawal of shares of Preferred Stock pursuant to the Exchange Offer held in “street” name are subject to compliance with the appropriate procedures of the automated tender offer program, or ATOP, of The Depository Trust Company.

The exchange offer will be made pursuant to an offer to exchange and related letter of transmittal, copies of which may be obtained without charge from the information agent for the exchange offer, Georgeson Inc., who may be reached at (888) 605-8334 (US toll-free). The exchange offer prospectus and other related documents will also be filed with the Securities and Exchange Commission on Schedule TO and may be obtained for free at the Commission’s web site, http://www.sec.gov. The exchange offer is subject to the satisfaction of certain conditions.

Holders of Preferred Stock are urged to read the offer to exchange and related letter of transmittal when they become available because they include important information.

The securities to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is not an offer to purchase or an offer to exchange or a solicitation of acceptance of an offer to purchase or offer to exchange, which may be made only pursuant to the terms of the applicable offer to exchange and related letter of transmittal.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.

2